Exhibit 15.1

REPORT AND CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

North American Energy Partners Inc.

The audits of North American Energy Partners Inc. (formerly NACG Holdings Inc.) (the “Company”) referred to in our report dated June 19, 2007, included the related financial statement schedules as of March 31, 2007 and 2006, and for each of the years in the three-year period ended March 31, 2007, included in Form 20-F. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statement (No. 333-139386) on Form S-8 of North American Energy Partners Inc. (formerly NACG Holdings Inc.) of our audit report dated June 19, 2007 with respect to the consolidated balance sheets of North American Energy Partners Inc. as at March 31, 2007 and 2006 and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended March 31, 2007 and the related financial statement schedules, which report appears in the March 31, 2007 annual report on Form 20-F of the Company.

Our report refers to changes in accounting policies by the Company as discussed in Note 2(r) to the consolidated financial statements, with respect to the accounting for stock-based compensation for employees eligible to retire before the vesting date and determining the variability to be considered in applying the variable interest entities standards in 2007.

/s/    KPMG LLP

Edmonton, Canada

June 19, 2007